EXHIBIT 10.1

Fintel (USA) Limited

602 Nan Fung Tower, 88 Connaught Road Central, Hong Kong

Gold Billion Group Holdings Limited	1 March, 2016

Room 1202A, Empire Center

68 Mody Road, TsimShaTsui

Kowloon

Dear Sir,

We are pleased to outline the service we are prepared to provide to your company and the related fee below:

Service to be provided:

1.	Preparation of the required quarterly and annual filings;
2.	Coordination with the auditor on audit and review of financial statements and filings;
3.	Coordination with filing agent on matters relating to filing of required reports and forms;
4.	Coordination with stock transfer agent on issuance and transfer of share certificates;
5.	Communication with legal advisors on the normal operation of company;
6.	Communication with the company’s registration agent.

Note: Gold Billion Group Holdings Limited will prepare its financial statements in accordance to the relevant account guidelines to meet reporting requirement.

Fee:

Our fee for the above service shall be US$1,700 per month payable quarterly in advance. Please note that this fee assumes that your business operation remains at the present state. All out-of-pocket expenses shall be for the account of the company. If Gold Billion Group Holdings Limited acquires other business and assets or enters into new business development, the fee will be revised to reflect the additional work load, if any.

Commencement:

The commencement date of the service shall be 1 May, 2016.

If you find the above correctly outlines our understanding, please confirm by signing at the space provided below and return to us a copy of this letter. We thank you for giving us the opportunity to be of service.

For and on behalf of	Agreed and confirmed by
Fintel (USA) Limited	Gold Billion Group Holdings Limited

/s/ Stephen Tang	/s/ KOK Seng Yeap
Authorized Signature	Authorized Signature